QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

[KPMG LLP letterhead]

The Board of Directors
J. Crew Group, Inc.:

        We consent to the incorporation by reference in this registration statement on Form S-8 for the J. Crew Group, Inc. 2003 Equity Incentive Plan of our report dated April 4, 2005, with respect to the consolidated balance sheets of J. Crew Group, Inc. and subsidiaries as of January 29, 2005 and January 31, 2004, and the related consolidated statements of operations, cash flows, and changes in stockholders' deficit for each of the years in the three-year period ended January 29, 2005, and the related financial statement schedule, which report appears in the January 29, 2005 annual report on Form 10-K of J. Crew Group, Inc.

        Our report refers to the adoption of Statement of Financial Accounting Standard No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" in the third quarter of fiscal 2003.

        Our report also indicates that J. Crew Group, Inc. and subsidiaries have restated the consolidated statements of cash flows for each of the years in the two-year period ended January 31, 2004, to reclassify the proceeds from construction allowances from cash flows from investing activities to cash flows from operating activities.

/s/ KPMG LLP

New York, New York
June 27, 2005

QuickLinks

  Exhibit 23.1
[KPMG LLP letterhead]